Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective as of September 1, 2018 (the “Effective Date”) as amended June 1, 2019

BETWEEN:

Neurodyn Cognition Inc., a company having an office at

439 Helmcken Street, Vancouver

British Columbia V6B 2E6

(the ‘Company’ or ‘NCI’)

AND:

CMI Cornerstone Management Corporation, a company having an office at

439 Helmcken Street, Vancouver

British Columbia V6B 2E6

(the ‘Consultant’)

(The Company and the Consultant are each referred to a Party and collectively referred as the Parties)

WHEREAS:

A.	NCI is engaged in the research, development, and commercialization of its patented Memogain and Progranulin technologies and other technologies NCI may acquire from time to time relating to the prevention, diagnosis, and treatment of neurodegenerative and neurological disease including but not limited to Alzheimer’s disease (collectively referred to as the “NCI Technologies”);

B.	The Company is engaging the Consultant effective September 1, 2018, on the terms and subject to the conditions herein set out, to provide to the Company certain consulting services in connection with developing the NCI Technologies, as well as other activities, that are listed in Schedule A (collectively, the “Services”);

C.	The Company and the Consulta.nt desire to set out in this Agreement their respective rights and obligations in connection with such engagement;

D.	The Parties agreed to amend certain of the compensation terms effective June I 2019 specifically monthly compensation was increased to USO $18,000 per month and an additional 1 million options were granted all as set out in the attached Schedule B and

D.	Kenneth A Cawkell has been designated by the Consultant to perform the Services and the Company wishes to appoint him as the President and Chief Executive Officer of the Company (the ‘Executive’) to perform such services as are set out in the schedules to this agreement and such other services as may be agree to between the Parties.

NCI K Cawkell CMI ConsIt Agree June 17 2019 Dl O Clean

NOW THEREFORE WITNESSETH THAT in consideration of the recitals, the following covenants and the payment of one dollar made by each Party to the other, the receipt and sufficiency ofwhich is acknowledged by each Party, the Parties agree on the following terms:

ARTICLE 1 ENGAGEMENT AND DURATION

I.I	Engagement

The Company hereby engages the Consultant and the Consultant accepts such engagement and the Executive agrees to act as the Chief Executive Officer and Chairman of the Board of the Company, and to perform the Services, as set out in the attached Schedule A, on the terms and conditions contained in th is Agreement.

1.2	Term

The term of this Agreement shall be from the Effective Date until this Agreement is terminated consistent with the provisions of Article 6.

1.3	Other Boards or Committees

The Executive’s performance of reasonable personal, civic or charitable activities or the Executive’s service on any boards or committees of any private or public companies shall not be deemed to interfere with the performance of the Executive’s services and responsibilities to the Company pursuant to this Agreement, so long as the business of the private or public company is not involved in the development or commercialization of Rx therapies that would compete the Company’s Business. For greater certainty and clarity the Company acknowledges that the Consultant and the Executive are major shareholders of and the Executive is currently a senior executive with, Neurodyn Life Sciences Inc. a sister company involved in the development of natural based OTC products focused generally on brain health.

1.4	Reporting

The Executive shall report directly to the Board of Directors.

1.5	Cawkell Brodie LLP

The Company acknowledges that the Executive is lawyer and a partner in the law firm Cawkell Brodie LLP (the “Firm”). The Company acknowledges and agrees that when the Executive is providing this Services and performing his functions for the Company and specifically where the Executive has been instrumental in preparing documentation and contracts for the Company he is doing so in his personal capacity and not in his capacity as a lawyer and partner in the law firm Cawkell Brodie LLP. The Company acknowledges that Cawkell Brodie LLP its partners and employees have not, nor have they been retained to provide any legal advice or representation to the Company, provided however that the Firm may from time to time enter into specific agreements with the Company to provide administrative or other services, of a non-legal nature, from time to time.

1.6	Hours

The Executive shall devote such time as is necessary and appropriate to fulfill his duties and responsibility to the business and affairs of the Company during normal business hours. The Company acknowledges that the Executive is a partner in the law firm Cawkell Brodie LLP and as such has other duties and responsibilities with respect to his law practice.

ARTICLE 2 REMUNERATION AND BENEFITS

2.1	Compensation

The Company shall compensate the Consultant for the Services as set out in Schedule B (the “Compensation Package”).

2.2	Reimbursement of Expenses

The Company shall reimburse the Consultant and/or the Executive for all reasonable expenses incurred by him in the performance of this Agreement provided that the Consultant and/or the Executive provides the Company with written expense accounts with respect to each calendar month.

2.3	Consideration

The Consultant and the Executive acknowledge that the compensation in Section 2. I is partially in consideration of the terms and conditions of this Agreement, and in particular but without limitation, Article 3 Non-Solicitation, Article 4 Confidentiality and A1ticle 5 Intellectual Prope11y, and acknowledges that his salary constitutes sufficient consideration therefore.

ARTICLE 3 NON-SOLICITATION

3.1	Non Solicitation Period Term

During the term of this Agreement, and for 12 months following the termination of this Agreement, the Consultant and/or the Executive shall not:

(a)	solicit, offer to employ or engage or accept as an employee any person who is employed or engaged by the Company or any of its affiliates;

(b)	advise any person or entity not to do business with the Company or any of its affiliates or otherwise take any action which may reasonably result in the relations between the Company or any of its affiliates and any of its employees or customers or potential employees or customers being impaired; or

(c)	assist any person or entity to do any things set out in clauses (a) or (b) above.

ARTICLE 4 CONFIDENTIALITY AND NON-DISCLOSURE

4.1	Confidential Information

The term “Confidential Information” means any and all information concerning any aspect of the Company not publicly disclosed, which the Executive may receive or develop as a result of his engagement by or involvement with the Company, and including all clinical data, concepts, programs, processes, technical information, trade secrets, systems, business strategies, financial information and other information unique to the Company, its customers or principals. All Confidential Information, including notes, diagrams, reports, notebook pages, memoranda, biological and chemical materials and any excerpts thereof that include Confidential Information are the property of the Company or parties for whom the Company acts as agent or who are customers of the Company, as the case may be, and are strictly confidential to the Company and/or such parties. The Consultant and/or the Executive shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent unauthorized disclosure or use of such Confidential Information.

4.2	Use of Confidential Information

Except in the necessary course of the business of the Company or as otherwise authorized by the Company, and in accordance with such restrictions or conditions as the Company may impose from time to time, the Consultant and/or the Executive will not:

(a)	duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information;

(b)	use the Company’s Confidential Information without the prior written consent of the Company; or

(c)	incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company.

4.3	Protection of Confidential Information

The Consultant and the Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care used to protect the Consultant and/or the Executive’s own Confidential Information, but in any event not less than a reasonable standard of care.

4.4	Exception

The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by the Consultant and/or the Executive;

(b)	is already known to the Consultant and/or the Executive at the time ofreceipt of the Confidential Information;

(c)	is lawfully made available to the Consultant and/or the Executive by a third party; or

(d)	is disclosed by the Consultant and/or Executive pursuant to a requirement of a governmental department or agency or disclosure is otherwise required by operation of law, provided that the Consultant and/or the Executive gives notice in writing to the Company of the required disclosure immediately upon its becoming advised of such required disclosure and provided also that the Consultant and/or the Executive delays such disclosure so long as it is reasonably possible in order to permit the Company to appeal or otherwise oppose such required disclosure and provides the Company with such assistance as the Company may reasonably require in connection with such appeal or other opposition.

ARTICLE 5 INTELLECTUAL PROPERTY

5.1	Disclosure of Works

The Consultant and/or the Executive, acting in good faith, shall promptly disclose in writing to the Company all discoveries, inventions, ideas, developments, improvements, methodologies, designs, research data, know-how, works, creations and intellectual property (whether or not the same are capable of patent, copyright, industrial design or other intellectual property protection) developed, created, made, conceived or contributed to, solely or jointly, in whole or in part, by the Executive, during the period that begins on the Effective Date and that ends one year after the date of the termination of this Agreement, which, wholly or partially:

(a)	are related to the Company’s business or research and development in connection with the NCI Technologies;

(b)	resulted from or with the use of any resources or facilities of the Company; or

(c)	were a result of using any proprietary or Confidential Information of the Company. (collectively, the “Works”).

5.2	Ownership of Works

The Consultant and the Executive specifically acknowledge that all Works are works deemed to be made in the course of or as a result of Consultant’s and/or Executive’s Services to the Company, and all right, title and interest in and to such Works shall vest in and be the exclusive property of the Company upon their creation. In addition, the Consultant and the Executive hereby waive all moral rights which the Consultant and/or the Executive may have in such Works. The Consultant and the Executive further acknowledge that the Compensation Package is in pa1t consideration for the provisions contained in this Article 5.

5.3	Assignments

The Consultant and/or the Executive will, at the request of the Company, execute all necessary applications, assignments, and other documents, and will also provide reasonable assistance (without additional compensation during the term of this Agreement and for reasonable compensation thereafter), to enable the Company or its nominees to acquire, perfect, and maintain all rights, title, and interest in and to such Works, including without limitation patent and copyright protection in any and all countries, and to permit the Company and its nominees to enforce such rights. The Consultant and/or the Executive shall assign to the Company all patents or copyright protection respecting such Works filed in the name of the Consultant and/or the Executive. Should the Consultant and/or the Executive fail to cooperate with such assignment of a Work, then the Consultant and the Executive, by execution of this Agreement, hereby appoint the Chief Executive Officer of the Company or his/her/its appointee as the Consultant’s/Executive’s Attorney-in-Fact, with the specific power to create any patent, copyright, or other intellectual property assignments required by law to perfect assignment to the Company of any Work on behalf of the Consultant and/or the Executive; the Company shall cause its Chief Executive Officer or his/her/its appointee to act in good faith in exercising such power, and not beyond the scope of his/her/its authority hereunder.

5.4	Records

The Consultant and/or the Executive will keep and maintain for the Company accurate and up to date written records and materials for all Works, all copies of which shall be the property of the Company. The Consultant and/or the Executive shall not take any action, directly or by the assistance of any third party, which would adversely affect the value or the validity of legal protection of the records, materials, or Works.

ARTICLE 6 TERMINATION

6.1	Termination by Company

(a)	For Just Cause: The Company may terminate this Agreement, effective immediately upon delivery of written notice to Consultant, at any time upon the occurrence of either of the following events, which are deemed to be “Just Cause,” in which case the Company shall pay to the Consultant:

(i)	all compensation, any declared but unpaid bonus, and all reimbursable expenses, accrued pursuant to this Agreement up to the date of termination.

Notwithstanding any provision to the contrary in the Company’s Stock Option Plan (as defined in Schedule B), in the event of a termination by the Company for Just Cause, all stock options that have vested as of the termination date shall not expire but will remain valid and exercisable according to their terms, but all stock options that have not vested as of the termination date will be deemed forfeit and of no further force or effect.

For purposes of this agreement Just Cause shall mean:

(i)	the Executive is convicted of a criminal offence, as described in the Criminal Code of Canada;

(ii)	the material breach or default of any term of this Agreement by the Consultant or the Executive, but only if such breach or default has not been remedied to the reasonable satisfaction of the Company within 60 days after a written notice that describes the breach or default has been delivered by the Company to the Consultant.

(b)	Other than for Just Cause: The Company may terminate this Agreement for any reason other than Just Cause at any time, effective 30 days from delivery of written notice to Consultant. In the case of a termination by the Company for any reason other than Just Cause , the Company shall pay Consultant:

{i)	all compensation, and all reimbursable expenses, accrued pursuant to this Agreement up to the date of termination; and

(ii)	the greater of (i) an amount equal to U.S. $432,000 less the total amount of all monthly consulting fees the Company has paid the Consultant from June 1, 2019 through the date of termination, or (ii) U.S. $54,000; and

(iii)	in addition, all stock options issued to the Executive pursuant to Schedule B that have not previously vested shall be deemed immediately vested and notwithstanding any provision to the contrary in Company’s Stock Option Plan, the vested stock options shall remain valid and exercisable for the full 10 year term of the options.

6.2	Termination by Consultant

(a)	For Good Reason: The Consultant may terminate this Agreement for Good Reason, effective immediately upon delivery of written notice to Company. Good Reason shall exist on the occurrence of the following

(i)	upon the material breach or default of any term of this Agreement by the Company, but only if such breach or default has not been remedied to the reasonable satisfaction of the Consultant within 60 days after a written notice that describes the breach or default has been delivered by the Consultant to the Company;

(ii)	the Board changing the Executive’s responsibilities or authority as the CEO in a fundamental respect, provided that this sub section shall not apply in the event that the Executive at the request of the Board resigns as CEO however he maintains his appointment as the Executive Chairman of the Company.

In the event of a termination by the Consultant for Good Reason, the Company shall pay Consultant:

(iii)	all compensation, and all reimbursable expenses, accrued pursuant to this Agreement up to the date of termination; and

(iv)	the greater of (i) an amount equal to U.S. $432,000 less the total amount of all monthly consulting fees the Company has paid the Consultant from June I, 2019 up to the date of termination, or (ii) U.S. $54,000: and

(v)	all stock options issued to the Executive pursuant to Schedule B that have not previously vested shall be deemed immediately vested and notwithstanding any provision to the contrary in Company’s Stock Option Plan, the vested stock options shall remain valid and exercisable for the full 10 year term of the options.

(b)	Other than for Good Reason: The Consultant may terminate this Agreement without Good Reason at any time, effective 90 days from delivery of written notice to the Company In the event of a termination other than for Good Reason, the Company shall pay Consultant

(i)	all compensation, and all reimbursable expenses, accrued pursuant to this Agreement up to the date of termination.

Notwithstanding any provision to the contrary in Company’s Stock Option Plan, in the event of a termination by the Consultant other than for Good Reason, all stock options that have, pursuant to the provisions of Schedule B, vested as of the termination date shall not expire but will remain valid and exercisable for the full IO year term of the options, but all stock options that have not vested as of the termination date will be deemed forfeit and of no further force or effect

6.3	Compensation as a result of Death

In the event the termination is as a result of the death of the Executive, such termination shall be deemed to be a termination by the Consultant with good reason and pursuant to section 6.2 (a) the Consultant will be entitled to receive all compensation and options as set out in section 6.2 (a) (iii) (iv) (v) due and payable up to the date of termination, plus all reimbursable expenses. In addition all stock options issued to the Executive pursuant to Schedule B that have not previously vested shall be deemed immediately vested and notwithstanding any provision to the contrary in Company’s Stock Option Plan, the vested stock options shall remain valid and exercisable for the full 10 year term of the options.

6.4	Rights are Cumulative

The rights of the Company, the Consultant and the Executive under this Section 6 are in addition to and not in derogation of any other remedies which may be available to the Company, the Consultant or the Executive at law or in equity.

6.5	Delivery of Company Property

Upon the termination of the Consultant’s engagement with the Company for any reason, the Executive will deliver to the Company all property of the Company in the possession or control of the Consultant and/or the Executive, including but without limitation, all Confidential Information, security passes, keys and other property belonging to the Company or developed in connection with the business of the Company.

ARTICLE 7 GENERAL

7.1	Personal Nature

The obligations and rights of Consultant and the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications and experience of the Executive, consequently the Consultant can not, under any circumstances, substitute or replace the Executive with-out having first obtained the express written consent of the Company which consent may be unreasonably withheld.

7.2	Right To Use Executive’s Name And Likeness

During the term of this Agreement, the Consultant and the Executive hereby grant to the Company the right to use the Executive’s name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company. The Company agrees that the Consultant shall be free to disclose and promote the Executive’s association with the Company in any corporate literature or advertising conducted or produced by the Consultant.

7.3	Waiver

No consent or waiver, express or implied, by any Party to this Agreement of any breach or default by any other Party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such Party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any Party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such Party’s right to assert such claim at any time thereafter.

7.4	Notices

(a)	Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or sent by a nationally-recognized overnight courier service to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received when delivered.

(b)	Each Party to this Agreement may change its address for the purpose of this Section 7.4 by giving written notice of such change in the manner provided for in this Section.

7.5	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The patties hereto hereby submit to the non-exclusive jurisdiction of the courts of British Columbia. All obligations of the parties under this Agreement are subject to receipt of all necessary approvals of the applicable securities regulatory authorities of any.

7.6	Severability

If any provision of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

7.7	Relationship of the Parties; Taxes

Notwithstanding any other provision, the Consultant, Executive and Company agree that the Consultant and/or the Executive is engaged by the Company under this Agreement as an independent contractor and not an employee. The Consultant and/or the Executive shall be responsible for remitting all taxes owing in respect of the compensation received pursuant to this Agreement.

7.8	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

7.9	Non-Assignability

This Agreement may be assigned by Company or the Consultant with prior written consent by the other Party.

7.10	Survival

Atticles 3, 4, 5 and such other terms which by their nature shall impliedly survive termination of this Agreement, shall survive the termination of the Consultant’s engagement with the Company and the termination of this Agreement.

7.11	Equitable Remedies

The Consultant and the Executive acknowledge that any breach by either of them of any provision of Articles 3,4 or 5 may result in material damage to the Company which cannot be adequately compensated by a monetary award, and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin any such breach.

7.12	Counterparts

This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement effective as of the date set out on the first page.

The Company	The Consultant
NEURODYN COGNITION INC.	CMI CORNERSTONE MANAGEMENT

Per:	Autho1iedSJgnatory

The undersigned Executive acknowledges the duties obligations and Services to be performed under this agreement and specifically agrees to be bound by the provisions of Articles 3, 4 and 5

SCHEDULE A - Services to be Performed by the Executive
SCHEDULE B - Compensation

SCHEDULE A

SERVICES TO BE PERFORMED BY THE EXECUTIVE

The Executive shall act as the Executive Chairman and Chief Executive Officer of the Company, and the Executive shall perform such services and duties as are normally provided by an Executive Chairman and Chief Executive Officer of a company in a business and of a size similar to the Company’s. The Executive shall, in exercising his powers and performing his functions, act honestly and in good faith and in the best interests of the Company, shall exercise the care, diligence and skill of a reasonably prudent person, shall devote such business time to the business and affairs of the Company as may be required to discharge his duties, and perform faithfully and efficiently such responsibilities.

SCHEDULEB

COMPENSATION

The Consultant’s Compensation Package shall be as follows:

Monthlv Consulting Fee - beginning on the Effective Date, the Company shall pay the Consultant U.S. $180,000 annually ($15,000 per month,) with the payment for each calendar month due by the I 5th day of that month; beginning on June 1, 2019, the monthly consulting fee shall increase to U.S. $216,000 annually ($18,000 per month,)

Annual Bonus - each calendar year that this Agreement is in effect, the Consultant shall also be eligible for a performance-based bonus in an amount to be determined in the discretion of the Board.

Additio1al Compensation - the Consultant shall be entitled to such additional compensation for services rendered to the Company as may be agreed to between the Parties in writing from time to time.

Reimbursable Expenses - the Consultant and/or Executive shall be reimbursed for non-budgeted expenses associated with providing the Services set out in Schedule A when below U.S. $500 per occurrence without prior approval by the Company and for non-budgeted expenses associated with providing the Services set out in Schedule A when above U.S. $500 per occurrence only if approved in advance by the Company; provided however, that no prior approval shall be required for any expense that is part of a Board-approved Product Division Budget.

The Co11sulta11t shall:

a)	By the last day of each month, deliver that month’s invoice to the Company in respect of the Monthly Consulting Fee payable for the provision of the Services during that month and for any claimed expenses to be reimbursed for the prior month; and

b)	be responsible for the payment of any taxes due or levied on any and all compensation paid by the Company to the Consultant.

September 1, 2018 Options - On September 1, 2018, the NCI Board of Directors granted to the Executive, pursuant to the terms of the Company’s Stock Option Plan dated for reference December 31 2017 (the “December 2017 Stock Option Plan”), the right and option to purchase up to 1,500,000 Class A common shares ofNeurodyn Cognition Inc. at an exercise price of USD $0.01 per-share (the “September 1, 2018 Options”). The Company shall deliver to the Executive documentation reflecting the grant of these options to the Executive, which options shall be exercisable, to the extent vested, through September 30, 2028, and which options shall vest, as follows:

i)	200,000 options shall vest upon confirmation that a 505(b)(2) New Drug Application can be used for Memogain Nasal Spray;

ii)	300,000 options shall vest upon the first filing of any Investigational New Drug Application (an “IND”) with the U.S. Food and Drug Administration (the “FDA”); and

iii)	as-yet-unvested options shall immediately vest, in the percentages specified in the September 1, 2018 Options Scaling Formula below, in the event Neurodyn Cognition Inc. experiences a Value Transaction as defined below;

provided, however, that, notwithstanding the above,

iv)	all as-yet-unvested options shall immediately vest upon a Change of Control, as provided in A11icle 10.8 of the December 2017 Stock Option Plan; and

v)	all as-yet-unvested options shall immediately vest upon a termination of this Agreement by the Company without Just Cause or by the Consultant with Good Reason.

For purposes of Article 7(d) of the December 2017 Stock Option Plan, the Board has determined that the vested stock options shall remain valid and exercisable for the full 10 year term of the options.

September 1, 2018 Option Grant Scaling Formula:

Actual or Implied Value of Valuation Transaction	% of As-Yet- Unvested Shares that Vest
less than $50 million	10%
at or over $50 million	20%
at or over $60 million	40%
at or over $70 million	60%
at or over $80 million	80%
at or over $90 million	90%
at or over $100 million	100%

June 1, 2019 Options - Neurodyn Cognition Inc. shall effective June 1, 2019 grant to the Consultant pursuant to the terms of the December 2017 Stock Option Plan a second right and option to purchase up to an additional 1,000,000 Class A common shares ofNeurodyn Cognition Inc. at an exercise price of USD $0.01 per-share (the “June 1, 2019 Option Grant”). These options, to the extent vested, shall be exercisable from the Effective Date through May 31, 2029, and these options shall vest as follows:

i)	62,500 options, up to a total of 500,000, shall vest on the first day of each calendar quarter for eight such quarters, with the first 62,500 vesting on October 1, 2019;

ii)	100,000 options shall vest upon the grant of the first Orphan Drug Designation (“ODD’) for Progranulin.

iii)	250,000 options shall vest upon the filing of an IND with respect to Progranulin with the FDA, or the filing of a Progranulin IND-equivalent in a regulated jurisdiction other than the United States; and

iv)	250,000 options shall vest upon the filing of a second IND with the FDA, or the filing of a second IND-equivalent in a jurisdiction other than the United States;

provided, however, that, notwithstanding the above,

v)	as-yet-unvested options shall immediately vest, in the percentages specified in the June I, 2019 Options Scaling Formula below, in the event Neurodyn Cognition Inc. experiences a Value Transaction as defined below;

vi)	all as-yet-unvested options shall immediately vest upon a Change of Control, as provided in Article 10.8 of the December 2017 Stock Option Plan; and

vii)	all as-yet-unvested options shall immediately vest upon a termination of this Agreement by the Company without Just Cause or by the Consultant with Good Reason.

For purposes of Article 7(d) of the December 2017 Stock Option Plan, the Board has determined that the vested stock options shall remain val id and exercisable for the fu II 10 year term of the options.

June 1, 2019 Option Grant Scaling Formula:

Actual or Implied Value of Valuation Transaction	% of As-Yet- Unvested Shares that Vest
less than $60 million	0%
at or over $70 million	0%
at or over $80 million	0%
at or over $90 million	20%
at or over$100 million	40%
at or over $110 million	60%
at or over $120 million	80%
at or over $130 million	100%

Value Transaction shall mean and include any agreement, transaction, or series of agreements or transactions, which alone or together have the effect, directly or indirectly, of valuing Neurodyn Cognition Inc. or its assets, including but not limited to a merger or acquisition (M&A), a private placement of company treasury shares or convertible debt, an Initial Public Offering (IPO), a reverse take-over or merger (RTO), a license or sale of all or any portion of the Company’s Memogain Technology, or a valuation report completed by an independent banker or certified business valuator approved by the Board (a “Valuation Report”). Neurodyn Cognition Inc. shall cause a Valuation Report to be completed by September 30 of each calendar year for as long as this Agreement remains in effect.

CONSULTING AGREEMENT AMENDMENT

This Consulting Agreement Amendment (the “Amendment”) dated April 30, 2023, made between Alpha Cognition Inc. (“Company”) (f/k/a Neurodyn Cognition Inc.) and, CMI Cornerstone Management Corporation (“Consultant”). The Company and the Consultant, are each referred to as a “Party” and are collectively referred to as the “Parties.” This Amendment amends and modifies that certain Consulting Agreement by and between the Parties dated effective September 1, 2018 as amended June 1, 2019 (the “Consulting Agreement”) as set forth below.

Whereas the Company and the Consultant have agreed that effective April 30, 2023, the Consultants obligations and duties as set out in Schedule A and the Company’s obligation to pay the Consultant the monthly consulting fee of USD

$9,000 per month as set out in Schedule B shall be amended as follows;

1 SCHEDULE A - Services Amendment

Schedule A to the Consulting Agreement is hereby replaced with the following:

Services: Company and Consultant shall agree on the services to be provided to the Company on a project-by-project basis.

2 SCHEDULE B - Compensation 2nd Amendment

The Consultant’s Compensation shall be amended as follows:

Monthly Consulting Fee The Company’s obligation to pay the consultant the monthly consulting fee of USD $9,000 per month or any portion thereof shall be terminated effective April 30, 2023. Thereafter the Company and the Consultant shall agree on the services to be provided to the Company on a project-by-project basis at a rate of U.S.

$400 per hour for services provided.

Reimbursable Expenses — the Consultant shall be reimbursed for non-budgeted expenses associated with providing the Services when below U.S. $500 per occurrence without prior approval by the Company, when above U.S. $500 per occurrence, expenses may only be reimbursed if approved in advance by the Company.

The Consultant shall:

a)	By the last day of each month, deliver that month's invoice to the Company in respect of the Consulting Fees payable for the provision of the Services during that month and for any claimed expenses to be reimbursed for the prior month; and

b)	be responsible for the payment of any taxes due or levied on any and all compensation paid by the Company to the Consultant.

Given the amendments to the Consultants services and monthly compensation the Parties acknowledge and agree that the provisions of Article 6.1 of the Consulting Agreement shall apply as follows;

Termination Payment — the Company shall pay to the Consultant the sum of USD $54,000 on or before the earlier of; (i) the completion of the second portion of the bridge financing or (ii) the 30th day of July 2023 which payment shall satisfy the Company’s obligation pursuant to section 6.1 (b) (II) of the Consulting Agreement.

Stock Option Vesting - the Consultant has been granted a total of 3,491,057 Legacy Options of which 3,121,051 have vested and 370,000 remain unvested. Pursuant to paragraph 6.1 (b) (iii) of the Consulting Agreement all stock options shall vest effective April 30, 2023, and notwithstanding any provision to the contrary in Company’s Stock Option Plan, the vested stock options shall remain valid and exercisable for the full 10 year term of the options.

3 CONSULTING AGREEMENT

All other terms and conditions of the Consulting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the Parties have duly executed this Amendment Agreement effective as of the date written above.

Consultant- CMI Cornerstone Management Corporation

Per	/s/ Kenneth A Cawkell
Authorized Signatory Kenneth A Cawkell President

ALPHA COGNITION INC.

Per:	/s/ Michael McFadden
Authorized Signatory Michael McFadden CEO